Exhibit 99.1

Ligand Announces Fourth Quarter and Full Year 2008 Consolidated Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO--(BUSINESS WIRE)--February 12, 2009--Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced financial results for the three and 12 months ended December 31, 2008, and reviewed business highlights of the fourth quarter of 2008 and early 2009.

Financial Results

For the fourth quarter of 2008, total revenues were $12.4 million, compared with $5.8 million of revenues in the fourth quarter of 2007. Total revenues in 2008 were $27.3 million, compared with total revenues of $12.9 million in 2007. In addition to revenues from royalty payments related to sales of AVINZA®, fourth quarter and full year 2008 revenues include $5.0 million related to the license of LGD-4665 to GlaxoSmithKline and $2.0 million of milestones related to the FDA approval of PROMACTA®.

Operating expenses in the fourth quarter of 2008 were $86.3 million, compared with $14.3 million in the fourth quarter of 2007. Operating expenses in 2008 were $126.6 million, compared with $75.0 million in 2007. We expect the fourth quarter and full year 2008 operating expenses to include approximately $72.0 million of a write-off of acquired in-process research and development associated with the Company’s acquisition of Pharmacopeia, Inc. in December 2008 and $6.0 million related to a settlement agreement signed with Rockefeller University in February 2009. The amount related to the write-off of acquired in-process research and development is management’s best estimate based on available information and is subject to change. The final amount will be reported in the Company’s annual report on Form 10-K to be filed with the Securities and Exchange Commission on or before March 16, 2009.

Net loss in the fourth quarter of 2008 was $69.6 million, or $0.72 per share, compared with net income of $5.9 million, or $0.06 per share, in the comparable 2007 quarter. Loss from continuing operations in the fourth quarter of 2008 was $73.7 million, or $0.76 per share, compared with a loss from continuing operations of $5.3 million, or $0.06 per share, in the comparable 2007 quarter. Income from discontinued operations in the fourth quarter of 2008 was $4.1 million, or $0.04 per share, compared with income from discontinued operations of $11.3 million, or $0.12 per share, in the comparable 2007 quarter.

Net loss in 2008 was $98.1 million, or $1.03 per share, compared with net income of $281.7 million, or $2.87 per share, in 2007. Loss from continuing operations in 2008 was $97.5 million, or $1.02 per share, compared with a loss from continuing operations of $34.8 million, or $0.35 per share, in 2007. Loss from discontinued operations in 2008 was $0.7 million, or $0.01 per share, compared with income from discontinued operations of $316.4 million, or $3.22 per share, in 2007.

As of December 31, 2008, Ligand had cash, cash equivalents, short-term investments and restricted investments of approximately $82.0 million. In addition, as of December 31, 2008 there was approximately $10.2 million of cash held in a trust account to support potential indemnifiable claims on behalf of certain current and former members of Ligand’s Board of Directors. In December 2008, in connection with the acquisition of Pharmacopeia, Ligand issued approximately 18.0 million shares of common stock to Pharmacopeia shareholders. Following the acquisition, as of December 31, 2008, Ligand has approximately 113.0 million shares of common stock outstanding.

“2008 was a very successful year for Ligand. We had an ambitious plan and finished the year with many positive developments that we believe will transform the company. Notably, we significantly added to our future revenue and cash-flow potential by acquiring Pharmacopeia, we entered into an expanded alliance with GSK for our TPO program and we saw the approval of PROMACTA. We expect our momentum to continue in 2009 with the progress of multiple partnered programs with leading pharmaceutical companies, along with the broadest array of royalty assets in the company's history, supported by a strong balance sheet," said John L. Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. "Our management team and Board remain committed to a strategic growth plan which we hope will deliver superior returns to shareholders over time."

Fourth Quarter 2008 and Early 2009 Highlights

Business highlights of the fourth quarter of 2008 and early 2009 include the following:

  In February 2009, Ligand and The Rockefeller University entered into a Settlement Agreement and Mutual Release. Under the Settlement Agreement, as disclosed, Ligand will make various payments to Rockefeller. In addition, the parties have agreed to jointly seek dismissal with prejudice of all claims and counterclaims asserted in the ongoing litigation between the parties.
  In February 2009, Ligand earned a $1 million milestone payment from Schering-Plough related to the progress of Schering-Plough's inhibitor of β-site of APP cleaving enzyme (BACE) for the treatment of Alzheimer's disease, which resulted from a research collaboration with Pharmacopeia (acquired by Ligand).
  In February 2009, Ligand and Trevena Inc. announced the initiation of a joint research and license alliance to screen targets using Trevena’s novel biological platform target receptors against Ligand’s combinatorial library of compounds, to identify compounds believed to be active with potential for development as novel GPCR therapeutics.
  In February 2009, Ligand announced positive preliminary results from the Phase IIb study for PS433540, the first-in-class Dual Acting Receptor Agonist (DARA) that targets the angiotensin and endothelin receptors. PS433540 was found to be safe and well tolerated and demonstrated statistically significant greater reductions in blood pressure than placebo.
  In December 2008, Ligand completed its acquisition of Pharmacopeia.
  In December 2008, Ligand announced changes to its Board of Directors resulting from the Company’s acquisition of Pharmacopeia, Inc. Bruce A. Peacock, and Steven J. Burakoff, M.D. joined the Board, while in January 2009, Jeff Perry, who has served as a Ligand director since December 2005, resigned from the Board.
  In December 2008, Ligand licensed worldwide exclusive rights to its LGD-4665 product candidate and its other thrombopoietin (TPO)-related molecules to GlaxoSmithKline.
  In November 2008, the FDA granted accelerated approval of GlaxoSmithKline’s PROMACTA® (eltrombopag) for the treatment of thrombocytopenia in patients with chronic immune (idiopathic) thrombocytopenic purpura (ITP) who have had an insufficient response to corticosteroids, immunoglobulins or splenectomy. PROMACTA is the first oral TPO receptor agonist therapy for the treatment of adult patients with chronic ITP.

2009 Financial Outlook

In 2009, Ligand expects total revenues of $30 million to $34 million and total operating expenses of $50 million to $54 million. Included in this revenue estimate is approximately $9.0 million of non-cash deferred revenue and approximately $8.5 million of non-cash expense for depreciation, amortization and stock-based compensation.

Key Program Summary and Updates

Schering-Plough – CXCR2: Ligand’s partner Schering-Plough completed a Phase II study in patients with moderate-to-severe COPD in 4Q 2008. Two Phase II studies in asthma are currently underway. In addition to CXCR2 program, the agreement has resulted in an enzyme inhibitor that entered Phase II clinical trials in November 2008 for oncology, a candidate for inflammatory diseases that entered Phase I clinical trials in March 2007, a candidate for respiratory diseases that entered Phase I clinical trials in September 2007 and a BACE inhibitor for Alzheimer’s disease for which a development milestone was achieved in February 2009.

Bristol-Myers Squibb – p38 Kinase: Ligand’s partner Bristol-Myers Squibb is currently conducting Phase II studies for orally active p38 mitogen-activated protein (MAP) kinase inhibitor for treatment of moderate to severe psoriasis, rheumatoid arthritis and atherosclerosis. Phase II studies are expected to be complete in 2009. Positive Phase I results in healthy subjects and in patients with stable RA were reported at 2008 ACR meeting.

DARA – Dual Acting Receptor Agonist: Ligand announced positive preliminary results from the Phase IIb study for PS433540 targeting the angiotensin and endothelin receptors. The high dose of PS433540 produced a statistically significant greater reduction in blood pressure than the active comparator, irbesartan, which was tested at its highest approved dose. DARA was previously a Pharmacopeia program. Ligand plans to pursue discussions with potential collaborators to partner this program based on data received to date.

Selective Androgen Receptor Modulators (SARM): Tissue-selective SARMs is a novel class of non-steroidal, orally active molecules that selectively modulate the activity of the androgen receptor in different tissues, providing a wide range of opportunities for the treatment of many diseases and disorders in both men and women. Tissue-selective androgen receptor agonists may provide utility in the treatment of patients with frailty, cachexia, osteoporosis, sexual dysfunction and hypogonadism. PS178990, previously a Pharmacopeia program, is highly potent in animal models suggesting that low doses may be adequate to treat patients, thereby providing flexibility for drug delivery. LGD-4033 is a novel SARM mechanism demonstrating full agonist activity on muscle and bone versus partial agonist activity on prostate and sebaceous glands. Ligand filed an IND in December 2008 for LGD-4033.

Chemokine Receptor (CCR1): Ligand is conducting preclinical development from the internal chemokine receptor CCR1 program. PS031291, previously a Pharmacopeia program, is a potent and highly selective antagonist at the chemokine receptor CCR1, which has been implicated in playing a significant role in multiple inflammatory and autoimmune disease processes. Ligand believes that PS031291 has potential in the treatment of various inflammatory diseases, including rheumatoid arthritis.

EPO Mimetic: Ligand is conducting drug discovery and research studies for an oral erythropoietin (EPO) mimetic. EPO and TPO act on hematopoietic stem cells to guide development of blood cells to form erythrocytes or platelets. EPO and TPO produce lineage-specific effects by acting through similar receptors. Ligand believes that oral EPO mimetics will provide new therapeutic options to patients with anemia of chronic disease, as well as to patients treated with ESA (erythropoietin stimulating agent) who may have chronic renal disease or cancer.

Wyeth – SERM (selective estrogen receptor modulator):

VIVIANT™ (bazedoxifene): In May 2008, Wyeth received an approvable letter from the FDA with respect to the NDA for the treatment of postmenopausal osteoporosis. Wyeth expects that an FDA Advisory Committee meeting will be scheduled following submission of its complete response to the approvable letters with respect to the prevention and treatment indications, which Wyeth plans to file in the first half of 2009.

APRELA™ (bazedoxifene + PREMARIN®: Wyeth met with the FDA in early 2008 to review the results from the Phase III clinical trials and discuss the planned NDA filing. The filing still requires some formulation and other work to be completed, and Wyeth expects to file an initial NDA no earlier than the second half of 2009.

Pfizer – SERM (selective estrogen receptor modulator): In January 2009, Ligand partner Pfizer received a complete response letter from the FDA requesting additional information for FABLYN® (lasofoxifene). Pfizer is reviewing the letter and will work with the FDA to determine the appropriate next steps regarding its application. In December 2008 an EU Drug Panel granted a positive opinion for the treatment of osteoporosis in postmenopausal women at increased risk of fracture.

Wyeth – JAK-3: Ligand is in collaboration with Wyeth to conduct research, and to develop and commercialize JAK-3 kinase inhibitors for the treatment of immunological conditions. The inhibition of JAK3 kinase has been shown to modulate disease outcomes in both preclinical animal models and clinical studies. Potential indications for an inhibitor of JAK3 include rheumatoid arthritis, transplantation and psoriasis.

GlaxoSmithKline – Broad Discovery Program: Ligand is in collaboration with GlaxoSmithKline to identify and advance molecules in multiple therapeutic programs to development stage. The collaboration has resulted in the identification of six lead compounds.

Celgene Program: Ligand is in collaboration with Celegene to evaluate treatment of inflammatory diseases for a drug that entered a Phase I clinical trial in the first quarter of 2008. The research phase of the collaboration is complete and Celgene is solely responsible for the funding and management of development and commercialization of this inflammatory disease candidate.

Cephalon – Broad Discovery Program: Ligand is in collaboration with Cephalon to identify active molecules and bring them forward to clinical proof of concept with the goal of yielding novel candidates for drug development in various therapeutic areas. Cephalon will be primarily responsible for the development and commercialization of clinical candidates

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone please dial (877) 356-5578 from the U.S. or (706) 679-0565 from outside the U.S.

A replay of the call will be available until March 12, 2009 at 5:30 p.m. Eastern time by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering passcode 82608477. Individual investors can access the live and archived Webcast through Ligand’s web site at www.ligand.com.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with muscle wasting, frailty, hormone-related diseases, osteoporosis, inflammatory diseases, anemia, asthma, rheumatoid arthritis and psoriasis. Ligand's proprietary drug discovery and development programs are based on the most advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world’s largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough, Pfizer and Wyeth Pharmaceuticals. With nine pharmaceutical deals and more than twenty different molecules in various stages of development, Ligand utilizes proprietary technologies for identifying drugs with novel receptor and enzyme drug targets.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may not receive expected royalties on AVINZA® from King Pharmaceuticals, PROMACTA® from GlaxoSmithKline or any other partnered products or from research and development milestones, and we may not be able to timely or successfully transform Ligand or advance any product(s) in Ligand’s pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2009, that Ligand’s 2009 revenues will be driven by royalty payments related to AVINZA and PROMACTA sales, that amounts related to the write-off of acquired in-process research and development will not change, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval in 2009 or later, or that there will be a market for the product(s) if successfully developed and approved. Also, Ligand may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand’s ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the AVINZA and oncology product lines. Further, Ligand may not be able to successfully or timely complete a transformation of the company, its early stage programs or any specific business or research initiative(s). In addition, Ligand may not be able to successfully implement its strategic growth plan, and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues:
Royalties	$5,389	$4,770	$20,315	$11,409
Milestone and license revenues	7,000	1,000	7,000	1,485
Total revenues	12,389	5,770	27,315	12,894
Operating costs and expenses:
Research and development	11,063	10,432	30,770	44,623
General and administrative	3,206	3,871	23,785	30,410
Write-off of acquired in-process research and development	72,000	---	72,000	---
Total operating costs and expenses	86,269	14,303	126,555	75,033
Accretion of deferred gain on sale leaseback	(491)	(491)	(1,964)	(1,964)
Loss from operations	(73,389)	(8,042)	(97,276)	(60,175)
Other income (loss)	(575)	(198)	(239)	6,719
Loss before income taxes	(73,964)	(8,240)	(97,515)	(53,456)
Income tax (expense) benefit	234	2,918	55	18,697
Income (loss) from continuing operations	(73,730)	(5,322)	(97,460)	(34,759)
Discontinued operations:
Income from discontinued operations before income taxes	--	--	--	5,993
Gain on sale of AVINZA Product Line before income taxes	2,297	(2,122)	9,584	315,184
Gain (loss) on sale of Oncology Product Line before income taxes	1,939	10,368	(10,630)	18,037
Income tax benefit (expense) on discontinued operations	(133)	3,014	392	(22,767)
Discontinued operations	4,103	11,260	(654)	316,447
Net income (loss)	$(69,627)	$5,938	$(98,114)	$281,688

Basic and diluted per share amounts:
Loss from continuing operations	$(0.76)	$(0.06)	$(1.02)	$(0.35)
Discontinued operations	0.04	0.12	(0.01)	3.22
Net income (loss)	$(0.72)	$0.06	$(1.03)	$2.87
Weighted average number of common shares	96,840,616	95,223,354	95,505,421	98,124,731

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2008	December 31, 2007

Assets
Current assets:
Cash, cash equivalents and short-term investments	$80,671	$94,408
Other current assets	1,815	5,068
Current portion of co-promote termination payments receivable	10,958	10,467
Total current assets	93,444	109,943

Restricted investments	1,341	1,411
Property and equipment, net	12,903	2,865
Goodwill and other identifiable intangible assets	6,241	---
Long-term portion of co-promote termination payments receivable	47,524	48,989
Restricted cash - indemnity account	10,231	10,070
Other assets	144	---
Total assets	$171,828	$173,278

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$46,892	$37,009
Current portion of deferred gain	1,964	1,964
Current portion of deferred revenue	10,301	---
Warrant liability	1,050	---
Current portion of co-promote termination liability	10,958	10,467
Note payable	1,829	1,528
Total current liabilities	72,994	50,968

Long-term portion of co-promote termination liability	47,524	48,989
Long-term portion of deferred gain	23,292	25,256
Long-term portion of deferred revenue	16,819	---
Other long-term liabilities	9,219	6,605
Total liabilities	169,848	131,818

Common stock subject to conditional redemption	12,345	12,345
Stockholders' equity	(10,365)	29,115
Total liabilities and stockholders' equity	$171,828	$173,278

CONTACT:
Ligand Pharmaceuticals Incorporated
John L. Higgins, President and CEO or
Erika Luib, Investor Relations
(858) 550-7896
or
Lippert/Heilshorn & Associates, Inc.
Don Markley
(310) 691-7100
dmarkley@lhai.com